Exhibit 4.3
DESCRIPTION OF OUR CAPITAL STOCK
The following is a description of our common stock and preferred stock. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation, as amended, and our bylaws, as amended, which have been previously filed with the SEC, and are incorporated by reference. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware. The summary below is qualified in its entirety by reference to our certificate of incorporation and our bylaws, as either may be amended from time to time after the date this description has been filed.
Authorized Capitalization
We have 202,000,000 shares of capital stock authorized under our certificate of incorporation, consisting of 200,000,000 shares of common stock, par value $0.0001 per share, and 2,000,000 shares of preferred stock, of which 100,000 have been designated as Series A Convertible Preferred Stock, par value $0.0001 per share, or Series A Preferred Stock. Our authorized shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.
Common Stock
Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose, subject to any preferential dividend rights of any then outstanding preferred stock. The shares of common stock are neither redeemable nor convertible. Holders of common stock are not entitled to preemptive or subscription rights to purchase any of our securities under our charter documents.
Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.
In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets that are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of our common stock are, and the shares of common stock issued upon the conversion of any securities convertible into our common stock will be, fully paid and non-assessable.
Our common stock is listed on The NASDAQ Stock Market under the symbol “APPS.” American Stock Transfer is the transfer agent and registrar for our common stock. Its address is 6201 15th Avenue Brooklyn, NY 11219, and its telephone number is (800) 937-5449.
Preferred Stock
Our certificate of incorporation permits us to issue up to 2,000,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders.
Subject to the limitations prescribed in our certificate of incorporation and under Delaware law, our certificate of incorporation authorizes the board of directors, from time to time by resolution and without further stockholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. Although our board of directors has no present intention to issue any additional preferred stock, the issuance of preferred stock could adversely affect the rights of holders of our common stock, including with respect to voting, dividends and liquidation, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. Such issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control.

Exhibit 4.3
Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of our company or to make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of our common stock. The number of authorized shares of preferred stock may be increased or decreased, but not decreased below the number of shares then outstanding plus the number of such shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any other outstanding securities issued by us that are convertible into or exercisable into preferred stock, by the affirmative vote of the holders of a majority of our common stock without a vote of the holders of preferred stock, or any series of preferred stock, unless a vote of any such holder is required pursuant to the terms of such series of preferred stock.
Series A Convertible Preferred Stock
We currently have 100,000 shares of our Series A Preferred Stock designated, and as of December 31, 2018, we had 100,000 shares of our Series A Preferred Stock outstanding. While shares of our Series A Preferred Stock are outstanding, holders of the Series A Preferred Stock are entitled to receive any dividends if and when declared by the Company’s board of directors on the Company’s common stock on an as-converted basis.
The Series A Preferred Stock is convertible at any time at the option of the holder into shares of our common stock based on dividing the original purchase price plus the amount of any accumulated but unpaid dividends, by the conversion price then in effect (as may be adjusted).
The Series A Preferred Stock is entitled to vote together with the common stock as a single class (on an as-converted to common stock basis) on any matters submitted to the holders of the Company’s common stock, together with any other voting rights provided to the Series A Preferred under law or the General Corporation Law of the State of Delaware.
The Series A Preferred Stock is entitled to receive, prior and in preference to our common stock or any other class designated as junior to the Series A Preferred Stock, upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or in the event of its insolvency, an amount per share equal to the greater of (i) $10.00 per share of Series A Preferred Stock (subject to certain adjustments) or (ii) such amount per share as would have been payable had the Series A Preferred Stock been converted into our common stock immediately prior to such liquidation, dissolution or winding up. Each holder of Series A Preferred Stock also has the right to a cash-out election in the event of certain transactions, including a consolidation or merger of the Company (excluding a transaction involving a reincorporation or a merger with a wholly-owned subsidiary), a sale of all or substantially all of the assets of the Company, the issuance by the Company in a single or integrated transaction shares of common stock (or securities convertible into common stock) representing a majority of the shares of common stock outstanding immediately following such issuance, or any other form of acquisition where the Company is the target and a change of control occurs such that the acquirer has the power to elect a majority of the Company’s board of directors.
Anti-Takeover Effects of Certain Provisions of Delaware Law
The following is a summary of certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and bylaws.
Effect of Delaware Anti-Takeover Statute. We may be subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:
•prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

Exhibit 4.3
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock that is not owned by the interested stockholder.
Section 203 defines “business combination” to include the following:
•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at any time within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.